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                                                     Exhibit 99.1


                     Capital Cities/ABC, Inc.
                       77 West 66th Street
                        New York, NY 10023



              PRESS RELEASE (FOR IMMEDIATE RELEASE)



 THE WALT DISNEY COMPANY COMPLETES ACQUISITION OF CAPITAL CITIES/ABC, INC.



          New York, NY, February 9, 1996--Capital Cities/ABC, Inc. (NYSE:CCB) today announced the completion of the acquisition of Capital Cities/ABC, Inc. and the merger of Capital Cities/ABC, Inc. with a wholly owned subsidiary of The Walt Disney Company (NYSE:DIS), to be called Capital Cities/ABC, Inc.

          Capital Cities/ABC, Inc. is now a wholly owned subsidiary of Disney.

          Each outstanding share of Capital Cities/ABC, Inc. Common Stock (par value of $.10 per share) was converted in the merger into the right to receive, at the holder's election, one share of Disney common stock and $65 in cash or, subject to proration, an equivalent amount of cash or stock.

          Harris Trust Company of New York has been retained by Disney to serve as Exchange Agent. Letters of Transmittal, together with election forms and instructions for their use, are expected to be provided promptly to Capital Cities/ABC, Inc. shareholders so that they may receive the merger consideration.

          The Walt Disney Company is headquartered in Burbank,
California. Capital Cities/ABC, Inc. will maintain its headquarters in New York, NY.